Steve Einhorn
Einhorn Associates
2675 North Mayfair Rd.
Suite 410
Milwaukee, Wisconsin 53226

November 14th 2005

Dear Steve;

This letter will confirm that Neuralstem, Inc. and Einhorn Associates have agreed that Einhorn Associates shall be paid their expenses of $8,312.40 and shall be issued 78,000 shares of Neuralstem, Inc. common stock., in settlement of any and all claims, issues and disputes between the Companies with respect to any and all obligations, past present or future, based upon the contract for Investment Banking and other services between us; and or any other basis upon which a claim could be brought.

Both Neuralstem and Einhorn agree that this settlement is final, comprehensive and binding upon payment by Neuralstem of the expenses and issuance of the stock, and both parties release the other from any further obligation under the contract.

Acknowledged and Agreed this day of November, 2005.

I.Richard Garr for Neuralstem, Inc.

Steve Einhorn for Einhorn Assocaites

EINHORN
ASSOCIATES, INC.
SPECIALISTS IN
MERGERS AND ACQUISITIONS
TRANSACTION FINANCING

(414) 453-4488 • FAX (414) 453-4831
2675 NORTH MAYFAIR ROAD • SUITE 410 • MILWAUKEE, WISCONSIN 53226

November 10, 2005

Mr. Richard Garr
Neuralstem, Inc.
9700 Great Seneca Highway
Rockville, MD 20850

Dear Richard,

Confirming my phone conversation with Merrill, I believe we have agreed that what would be due to Einhorn Associates would be the following:

1. Expenses and the cost of the written investor books, which is $8,312.40
2. 78,000 shares of Neuralstem, Inc. stock.

I would appreciate if you would write up a draft of the termination agreement as you see fit and to take care of the payment and documentation accordingly.

All of us at Einhorn Associates wish you and the Company the best of good fortune, and appreciated the efforts you made to work with us.

Best regards,

Steve

SE/kh

Enclosures

CC: Merrill Solomon